EXHIBIT 1.1.1

                            CONFIRMATION OF AGREEMENT
                   BETWEEN THE COMPANY AND THE DEALER-MANAGER
                  WITH RESPECT TO WAIVER OF CERTAIN COMMISSIONS

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                                  July 30, 2002

ICON Income Fund Nine, LLC
c/o ICON Capital Corp.
100 Fifth Avenue, 10th Floor
New York, New York 10011

      Re: Confirmation of Agreement to Waive Certain Commissions

Dear Mr. Weiss:

      This letter confirms the agreement between ICON Income Fund Nine, LLC ("the Company") and us, ICON Securities Corporation in our role as dealer-manager for the offering and on the sale of shares in the Company (the "Shares") (the "Dealer-Manager"), with respect to the waiver of certain sales commissions otherwise payable to the Dealer-Manager for those purchases of Shares by investors without payment of a commission, as described in the Company's registration statement dated November 26, 2001 (the "Registration Statement").

      Whereas, as described in the Plan of Distribution section of the prospectus portion of the Registration Statement, investors can purchase Shares through: (i) brokers who receive, out of the invested amount, an 8% commission for effecting such purchase; as well as (ii) investment advisers (affiliated with selling dealers) who do not receive such a commission ("RIA Sales"), thereby allowing investors purchasing Shares in this manner to do so for 92% of the offering price; and

      Whereas, selling dealers are not entitled to receive the 8% commission on RIA Sales pursuant to their agreements with the Dealer-Manager;

      Therefore, consistent with, and as contemplated by the Registration Statement, we hereby confirm our agreement with the Company to waive our right to receive 8% commissions from the Company with respect to RIA Sales to the extent that we are not required to pay 8% commissions to the selling dealers pursuant to our agreements therewith.

                                     ICON Securities Corp.,

                                     By: /s/ TOMAS W. MARTIN
                                         -----------------------------------
                                         Thomas W. Martin, President